Exhibit 10.25

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of December 8, 2008, between Guitar Center Stores, Inc., a Delaware corporation (the “Company”), and Kenneth O’Brien (the “Executive”).

RECITALS:

A.            The Company and Executive previously have entered into, and currently are subject to, an Employment Agreement, dated as of April 15, 2005, as amended by Amendment No. 1 to Employment Agreement, dated as of October 9, 2007 (collectively, the “Employment Agreement”).

B.            The Company and Executive wish to amend the Employment Agreement to provide for certain changes intended to comply with the provisions of Section 409A of the Internal Revenue Code.

C.            This Amendment modifies the existing Employment Agreement only as expressly set forth in this Amendment, and in all other respects the Employment Agreement remains in full force and effect.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             The modifications to the Employment Agreement set forth in this Amendment shall become effective as of December 31, 2008.

2.             Section 4(j) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(i)          Notwithstanding anything in this Agreement to the contrary, no benefits deemed deferred compensation subject to Section 409A of the Code, shall be payable upon a termination of employment pursuant to this Agreement unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”) and, except as provided under Section 4(j)(ii) of this Agreement, any such termination benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii)           Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (B) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4(j)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)          To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)          For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v)           In the event any payment pursuant to this Agreement is subject to Section 409A of the Code, the aggregate level of bona fide services required by Section 5 of this Agreement shall not exceed twenty percent (20%) of the average level of bona fide services provided by Executive during the thirty-six (36) month period preceding Executive’s date of termination of employment.”

3.             Clause (a) of Section 5 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(a) Executive shall be required to execute and return, within 60 days of the date of Executive’s date of termination, a general release of all claims arising out of Executive’s employment or the termination thereof, including, without limitation, any claim of discrimination under state or Federal laws,”

4.             From and after the execution of this Amendment, the Employment Agreement and Amendment shall be read together as one single agreement.

5.             Except as expressly amended and modified hereby, all other provisions of the Employment Agreement shall remain in full force and effect.  If any term or provision of this Amendment shall be inconsistent with any term or provision in the Employment Agreement, the term or provision set forth herein shall control in all respects.

6.             This Amendment may be executed and delivered in one or more counterparts, and by the parties in separate counterparts, each of which when executed and delivered (whether by delivery of original signature pages or facsimile) shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Employment Agreement as of the date first written above.

GUITAR CENTER STORES, INC.

By:	/s/ Leland P. Smith
Authorized Signatory

EXECUTIVE

/s/ Kenneth O’Brien
Kenneth O’Brien